Exhibit 5

August 8, 2012

Exact Sciences Corporation

441 Charmany Drive

Madison, Wisconsin 53719

Ladies and Gentlemen:

We have acted as special counsel to Exact Sciences Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of shares of the Company’s common stock, $0.01 par value per share, pursuant to an Underwriting Agreement being entered into on the date hereof (the “Underwriting Agreement”) between the Company and Jefferies & Company, Inc. and Robert W. Baird & Co. Incorporated, as representatives of the several underwriters. In accordance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, the Company has prepared and filed with the Securities and Exchange Commission (the “SEC”) on the date hereof a Registration Statement on Form S-3 pursuant to Rule 462(b) under the Securities Act (the “462(b) Registration Statement”) registering $10,450,000 of common stock (the “Shares”).  The 462(b) Registration Statement relates to the Registration Statement on Form S-3 under the Securities Act originally filed with the Commission on August 17, 2010 (Registration No. 333-168907) (the “Original Registration Statement”).

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares.  For purposes of rendering that opinion, we have examined the 462(b) Registration Statement, the Original Registration Statement, the Underwriting Agreement, the Company’s Sixth Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and such other documents and instruments as we have deemed necessary or advisable for the purpose of rendering our opinion.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law, including all applicable statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those statutes and laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Underwriting Agreement, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5 to the 462(b) Registration Statement.  We also consent to the reference to our Firm in the preliminary prospectus supplement and the final prospectus supplement included in the 462(b) Registration Statement and the Original Registration Statement under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP